Exhibit 4.1

CERTIFIED COPY

OF

SECURITIES RESOLUTION NO. 19

OF

WISCONSIN ELECTRIC POWER COMPANY

I, William J. Guc, Vice President, Controller and Assistant Corporate Secretary of WISCONSIN ELECTRIC POWER COMPANY (the “Company”), do hereby certify that the attached is a true and correct copy of Securities Resolution No. 19 under the Indenture dated as of December 1, 1995 between the Company and U.S. Bank National Association, as successor to Firstar Trust Company, as Trustee, which has been duly adopted by the Vice President and Treasurer of the Company pursuant to authorization delegated to him by the Board of Directors of the Company by resolutions duly adopted by said Board effective as of January 1, 2021; and I do further certify that said Securities Resolution No. 19 has not been rescinded and remains in full force and effect.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of said WISCONSIN ELECTRIC POWER COMPANY this 15th day of June 2021.

William J. Guc
Vice President, Controller and Assistant Corporate Secretary

(CORPORATE SEAL)

1.70% DEBENTURES DUE JUNE 15, 2028

SECURITIES RESOLUTION NO. 19

OF

WISCONSIN ELECTRIC POWER COMPANY

The actions described below are taken by the Board (as defined in the Indenture referred to below) of WISCONSIN ELECTRIC POWER COMPANY (the “Company”), or by an Officer or committee of Officers pursuant to Board delegation, pursuant to resolutions adopted by the Board of Directors of the Company effective as of January 1, 2021 and Section 2.01 of the Indenture dated as of December 1, 1995 (the “Indenture”) between the Company and U.S. Bank National Association (as successor to Firstar Trust Company), as Trustee. Terms used herein and not defined have the same meaning as in the Indenture.

RESOLVED, that a new series of Securities is authorized as follows:

1.	The title of the series is 1.70% Debentures due June 15, 2028 (“1.70% Debentures”).

2.	The form of the 1.70% Debentures shall be substantially in the form of Exhibit 1 hereto.

3.	The 1.70% Debentures shall have the terms set forth in Exhibit 1.

4.	The 1.70% Debentures shall have such other terms as are set forth in Exhibit 2 hereto.

5.	The 1.70% Debentures shall be sold to the underwriter(s) named in the prospectus supplement dated June 8, 2021 on the following terms:

Aggregate Principal Amount: $300,000,000

Price to Public: 99.980%

Underwriting Discount: 0.625%

Closing Date: June 15, 2021

This Securities Resolution shall be effective as of June 8, 2021.

EXHIBIT 1

No. _______	$_____________

WISCONSIN ELECTRIC POWER COMPANY

1.70% Debentures due June 15, 2028

WISCONSIN ELECTRIC POWER COMPANY

promises to pay to ________________________________________________________

or registered assigns

the principal sum of _______________________________________________________Dollars
on June 15, 2028

Interest Payment Dates:	June 15 and December 15
Record Dates:	June 1 and December 1

Dated:

WISCONSIN ELECTRIC POWER COMPANY

by

[Title of Authorized Officer]

(CORPORATE SEAL)

[Assistant] Secretary

U.S. BANK NATIONAL

ASSOCIATION
Transfer Agent and Paying Agent

Authenticated:

U.S. BANK NATIONAL

ASSOCIATION
Registrar, by

Authorized Signature

WISCONSIN ELECTRIC POWER COMPANY

1.70% Debentures due June 15, 2028

1.	Interest.

Wisconsin Electric Power Company (the “Company”), a Wisconsin corporation, promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually on June 15 and December 15 of each year commencing December 15, 2021. Interest on the Securities (as defined in Section 4) will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 15, 2021. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2.	Method of Payment.

The Company will pay interest on the Securities to the persons who are registered holders of Securities at the close of business on the record date for the next interest payment date, except as otherwise provided in the Indenture. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay principal and interest by check payable in such money. It may mail an interest check to a holder’s registered address.

3.	Securities Agents.

Initially, U.S. Bank National Association will act as Paying Agent, Transfer Agent and Registrar. The Company may change any Paying Agent or Transfer Agent without notice. The Company or any Affiliate may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.

4.	Indenture.

The Company issued the securities of this series (the “Securities”) under an Indenture dated as of December 1, 1995 (the “Indenture”) between the Company and U.S. Bank National Association (as successor to Firstar Trust Company) (the “Trustee”). The terms of the Securities include those stated in the Indenture and in the Securities Resolution establishing the Securities and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb). Securityholders are referred to the Indenture, the Securities Resolution and such Act for a statement of such terms.

5.	Redemption.

At any time prior to April 15, 2028 (the “Early Call Date”), the Securities will be redeemable in whole or in part from time to time, at the Company’s option, at a “make-whole” redemption price equal to the greater of (a) 100% of the principal amount of the Securities being redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities being redeemed that would be due if such Securities matured on the Early Call Date but for the redemption (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the Securities plus 10 basis points, plus in each case accrued and unpaid interest to, but not including, the redemption date. At any time on or after the Early Call Date, the Company may redeem the Securities, in whole or in part from time to time, at 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest to, but not including, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities being redeemed (assuming, for this purpose, that the Securities mature on the Early Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Securities (assuming, for this purpose, that the Securities mature on the Early Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Reference Treasury Dealer” means each of BofA Securities, Inc. and RBC Capital Markets, LLC or an affiliate thereof and their respective successors, one primary U.S. government securities dealer in the City of New York, New York (a “Primary Treasury Dealer”) selected by each of MUFG Securities Americas Inc. and PNC Capital Markets LLC and two other Primary Treasury Dealers selected by the Company. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, the Company will select another Primary Treasury Dealer which will be substituted for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date; provided that, if the Independent Investment Banker shall determine that there is no such Comparable Treasury Issue, such rate per year shall be equal to the estimated semiannual equivalent yield to maturity that a United States Treasury security having a maturity comparable to the remaining term of the Securities to be redeemed (assuming, for this purpose, that the Securities mature on the Early Call Date) would bear, if such security were available, such estimate to be made by the Reference Treasury Dealers on the basis of interpolation, extrapolation and other accepted financial practices, taking into account (a) the yields to maturity of United States Treasury securities of other maturities, (b) yields to maturity of other U.S. dollar denominated debt securities having a maturity comparable to the remaining term of the Securities to be redeemed (assuming, for this purpose, that the Securities mature on the Early Call Date) and (c) applicable interest rate spreads between United States Treasury securities and such other debt securities, all as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The Company will mail notice of any redemption at least 10 days, but not more than 60 days, before the redemption date to each holder of Securities to be redeemed. Except for the foregoing, procedures for the redemption of the Securities will be governed by Article 3 of the Indenture.

6.	Denominations, Transfer, Exchange.

The Securities are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indenture. The Transfer Agent need not exchange or register the transfer of any Security or portion of a Security selected for redemption. Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed.

7.	Persons Deemed Owners.

The registered holder of a Security may be treated as its owner for all purposes.

8.	Amendments and Waivers.

Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of a majority in principal amount of the securities of all series affected by the amendment. Subject to certain exceptions, a default on a series may be waived with the consent of the holders of a majority in principal amount of the series.

Without the consent of any Securityholder, the Indenture or the Securities may be amended, among other things, to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders; or to make any change that does not materially adversely affect the rights of any Securityholder.

9.	Restrictive Covenants.

The Securities are unsecured general obligations of the Company initially limited to $300,000,000 principal amount. The Company may from time to time without notice to, or the consent of, the holders of the Securities, create and issue further securities of the same series, equal in rank to the Securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new securities or, if applicable, the first payment of interest following the issue date of the new securities) so that the new securities may be consolidated and form a single series with the Securities and have the same terms as to status, redemption or otherwise as the Securities. The Indenture does not limit other unsecured debt. Section 4.07 of the Indenture, which if applicable limits certain mortgages and other liens, will apply with respect to the Securities, as modified by the final sentence of this Section 9. The limitations are subject to a number of important qualifications and exceptions.

With respect to the Securities, any liens created in connection with (i) the sale by the Company of “environmental control property” (as defined in Section 196.027(1)(h) of the Wisconsin Statutes) to a subsidiary of the Company and the related issuance by such subsidiary of “environmental trust bonds” (as defined in Section 196.027 of the Wisconsin Statutes) or (ii) any sale of similar assets and the related issuance of other similar securities pursuant to legislation adopted by the State of Wisconsin, shall be exempt from the limitations on liens in Section 4.07 of the Indenture.

10.	Successors.

When a successor assumes all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations.

11.	Defeasance Prior to Redemption or Maturity.

Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity. U.S. Government Obligations are securities backed by the full faith and credit of the United States of America which are not callable at the issuer’s option or certificates representing an ownership interest in such Obligations.

12.	Defaults and Remedies.

An Event of Default includes: default for 60 days in payment of interest on the Securities; default in payment of principal on the Securities; default for 60 days in the payment of any sinking fund obligation with respect to the Securities; default by the Company for a specified period after notice to it in the performance of any of its other agreements applicable to the Securities; certain events of bankruptcy or insolvency; and any other Event of Default provided for in the series. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Securities may declare the principal of all the Securities to be due and payable immediately.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

13.	Trustee Dealings with Company.

U.S. Bank National Association, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with those persons, as if it were not Trustee.

14.	No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

15.	Authentication.

This Security shall not be valid until authenticated by a manual signature of the Registrar.

16.	Abbreviations.

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), U/G/M/A (=Uniform Gifts to Minors Act), and U/T/M/A (=Uniform Transfers to Minors Act).

The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture and the Securities Resolution, which contains the text of this Security in larger type. Requests may be made to: Corporate Secretary, Wisconsin Electric Power Company, 231 West Michigan Street, P.O. Box 2046, Milwaukee, WI 53201.

EXHIBIT 2

WISCONSIN ELECTRIC POWER COMPANY

1.70% Debentures due June 15, 2028

Supplemental Terms

In addition to the terms set forth in Exhibit 1 to Securities Resolution No. 19, the 1.70% Debentures shall have the following terms:

Section 1. Definitions. Capitalized terms used and not defined herein shall have the meaning given such terms in the Indenture. The following is an additional definition applicable to the 1.70% Debentures:

“Depositary” means, with respect to the 1.70% Debentures, issued as one or more global Securities, The Depository Trust Company, New York, New York, or any successor thereto registered under the Securities Exchange Act of 1934 or other applicable statute or regulation.

Section 2. Securities Issuable as Global Securities.

(a) The 1.70% Debentures shall be issued in the form of one or more permanent global Securities and shall, except as otherwise provided in this Section 2, be registered only in the name of the Depositary or its nominee. Each global Security shall bear a legend substantially to the following effect:

“Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”

(b) If at any time (i) the Depositary with respect to the 1.70% Debentures notifies the Company that it is unwilling or unable to continue as Depositary for such global Security or (ii) the Depositary for the 1.70% Debentures shall no longer be eligible or in good standing under the Securities Exchange Act of 1934 or other applicable statute or regulation, the Company shall appoint a successor Depositary with respect to such global Security. If a successor Depositary for such global Security is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Transfer Agent shall register the exchange of such global Security for an equal principal amount of Registered Securities in the manner provided in Section 2.07 of the Indenture.

(c) The Transfer Agent shall register the transfer or exchange of a global Security for Registered Securities pursuant to Section 2.07 of the Indenture if (i) a Default or Event of Default shall have occurred and be continuing with respect to the 1.70% Debentures, or (ii) the Company determines that the 1.70% Debentures shall no longer be represented by global Securities.

(d) In any exchange provided for in the preceding paragraphs (b) or (c), the Company will execute and the Registrar will authenticate and deliver Registered Securities. Registered Securities issued in exchange for a global Security shall be in such names and denominations as the Depositary for such global Security shall instruct the Registrar. The Registrar shall deliver such Registered Securities to the persons in whose names such Securities are so registered.

(e) The 1.70% Debentures will trade in the Depositary’s Same-Day Funds Settlement System. All payments of principal and interest on global Securities will be made by the Company in immediately available funds.

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